Equinix Investor Relations Contacts:        Equinix Media Contacts:
invest@equinix.com                    press@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX REPORTS STRONG FOURTH-QUARTER AND FULL-YEAR 2024 RESULTS
Record Full-Year Bookings Performance; $8.7 Billion in Revenue in 2024. Sets Stage for Future Growth and Margin Expansion

•Increased annual revenues 7% on an as-reported basis or 8% on a normalized and constant-currency basis, excluding the impact of power pass-through
•Drove significant operating leverage, creating continued value for shareholders
•Increased quarterly cash dividend by 10% to $4.69 per share on its common stock, a 10th consecutive year of increase, based on continued strong operating performance
REDWOOD CITY, Calif. - February 12, 2025 - Equinix, Inc. (Nasdaq: EQIX), the world’s digital infrastructure company®, today reported results for the quarter and full-year ended December 31, 2024.
"We had an outstanding close to 2024, with revenues for the full year up 8% year-over-year," said Adaire Fox-Martin, CEO and President, Equinix. "Our strategic focus on our customers, solutions, and capacity has not only driven remarkable financial results, but also positioned Equinix to make the very most of the growing AI opportunity. With 22 years of consecutive quarterly revenue growth, a record-breaking Q4 and full year in gross bookings, and significant advancements in our xScale portfolio, we have demonstrated our ability to deliver sustained value to our customers and shareholders alike—all whilst setting our business and ecosystem up to scale even more in the years ahead."

2024 Results Summary
•Revenues
◦$8.748 billion, a 7% increase over the previous year on an as-reported basis, or an 8% increase on a normalized and constant-currency basis excluding the year-over-year impact of the power pass-through
•Operating Income
◦$1.328 billion, an 8% decrease from the previous year, impacted by $314 million of non-recurring charges related to asset impairments, restructuring and transaction costs
•Net Income Attributable to Common Stockholders and Net Income per Share Attributable to Common Stockholders
◦$815 million, a 16% decrease from the previous year, impacted by $314 million of non-recurring charges related to asset impairments, restructuring and transaction costs
◦$8.50 per share, a 18% decrease from the previous year
•Adjusted EBITDA
◦$4.097 billion, adjusted EBITDA margin of 47%, a 160 basis-point year-over-year improvement
•AFFO and AFFO per Share
◦$3.356 billion, an 11% increase over the previous year on an as-reported basis or 12% on a normalized and constant-currency basis
◦$35.02 per share, a 9% increase over the previous year on an as-reported basis or 10% on a normalized and constant-currency basis
2025 Annual Guidance Summary
•Revenues
◦$9.033 - $9.133 billion, an increase of approximately 3 - 4% over the previous year on an as-reported basis, or an increase of 7 - 8% on a normalized and constant-currency basis excluding the year-over-year impact of the power pass-through and Equinix Metal®
•Adjusted EBITDA
◦$4.386 - $4.466 billion, adjusted EBITDA margin of 49%, a 190 basis-point year-over-year improvement due to operating leverage and power pass-through
•AFFO and AFFO per Share
◦$3.606 - $3.686 billion, an increase of 7 - 10% over the previous year or a normalized and constant-currency increase of 9 - 12%
◦$36.69 - $37.51 per share, an increase of 5 - 7% over the previous year or a normalized and constant-currency increase of 7 - 9%

GAAP and Non-GAAP Disclosure
Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.
Equinix converted the presentation of results from thousands to millions in the first quarter of 2024. Certain rounding adjustments have been made to prior period disclosed amounts.
Equinix is not reasonably able to provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.
All per-share results are presented on a fully diluted basis.
Business Highlights
•Equinix has positioned itself as a leader in private AI infrastructure and distribution, capturing significant opportunities in inferencing and training workloads. In Q4, over half of the top 25 deals in the company's retail business were focused on high-performance compute and AI workloads. Importantly, the company is also witnessing a growing diversification of AI and machine learning use cases across key enterprise segments, including healthcare, finance, transportation and gaming.
◦In 2024, Equinix's global xScale® portfolio saw robust demand and leasing activity driven by service providers looking to bolster their AI and cloud initiatives. Since the Q3 earnings call, the joint ventures leased an incremental 31 megawatts across the Paris 12 and Paris 13 assets, bringing total xScale leasing to over 400 megawatts globally.
◦In December, Equinix announced a private AI solution that enables businesses to train AI models in scalable, cost-efficient public and private clouds, while ensuring enhanced control, security and low-latency deployment on-premises. Utilizing the Dell AI Factory with NVIDIA, Equinix International Business ExchangeTM (IBX®) data centers provide a portfolio of products, solutions and services in a neutral, cloud-adjacent platform, allowing customers to securely connect to public clouds, colocation facilities, and their own private cloud and on-premises infrastructure.
•Two-thirds of Equinix's recurring revenues come from customers who deploy in more than 10 IBX data centers. The company continues to expand its global data center footprint to accommodate this demand. Equinix currently has 62 major projects underway in 36 markets across 25 countries, including 16 xScale projects, which will add approximately 34,000 cabinets of retail capacity and over 165 megawatts of capacity by the end of 2026.

•In October, Equinix announced plans to nearly triple the capital invested in its xScale data center portfolio with the formation of a greater than $15 billion joint venture with Canada Pension Plan Investment Board (CPP Investments) and GIC. Through this joint venture, Equinix expects to build new state-of-the-art xScale facilities on multiple campuses across the U.S., each with multi-hundred megawatts of capacity, to support larger AI and hyperscale workloads.
◦In November, Equinix announced its Singapore 6 build, part of the country’s pilot data center call for application, which will provide 20 megawatts of capacity for next-generation workloads such as AI in one of Asia-Pacific’s fastest-growing digital economies.
◦Earlier this month, Equinix opened its first IBX data center in Jakarta, Indonesia, to meet the increasing digital infrastructure and connectivity needs in Southeast Asia.
•Equinix's role in interconnecting the digital world is increasingly vital for customers. The company’s global interconnection franchise now has more than 482,000 total interconnections, adding 6,000 underlying interconnections in the fourth quarter of 2024. Interconnection revenues stepped up 9% year-over-year on an as-reported and normalized and constant-currency basis, accounting for 19% of Equinix’s recurring revenue.
◦Equinix Fabric® has continued to perform well as customers adopt 25 and 50 gigabit per second circuits, enabling quick set up and flexible management of connections across hybrid multi-cloud architectures.
•Equinix is committed to sustainability through its global Future First strategy, which includes investing in energy efficiency, renewable energy and heat export projects that benefit customers and stakeholders.
◦In 2024, Equinix’s best-in-class operations team improved the company’s power usage effectiveness (PUE) by more than 6%, aiding customers in greening their digital supply chain. The company also achieved the highest-ranking score of the CDP’s prestigious "Climate Change A List" for the third consecutive year, and received its first MSCI "AAA-rating."
◦In Q4, Equinix issued an additional €1.15 billion in green bonds bringing its total to approximately $6.9 billion, making it a top five U.S. issuer in the investment-grade green bond market.

Business Outlook
For the first quarter of 2025, the company expects revenues to range between $2.191 and $2.231 billion, an as-reported decrease of 1 - 3% from the previous quarter, or flat on a normalized and constant-currency basis excluding the quarter-over-quarter impact of the power pass-through. This guidance includes a $28 million step-up from recurring revenues, offset by lower sequential non-recurring revenues related to significant xScale activity in Q4 2024, and a $38 million negative foreign currency impact when compared to the average FX rates in Q4 2024. Adjusted EBITDA is expected to range between $1.011 and $1.051 billion. This guidance includes $25 million of higher seasonal costs and a $20 million negative foreign currency impact when compared to the average FX rates in Q4 2024. Recurring capital expenditures are expected to range between $24 and $47 million.
For the full year of 2025, total revenues are expected to range between $9.033 and $9.133 billion, an as-reported increase of approximately 3 - 4% over the previous year, or a normalized and constant-currency increase of approximately 7 - 8% excluding the year-over-year impact of the power pass-through and Equinix Metal. This guidance includes a $252 million negative foreign currency impact when compared to the prior guidance rates. Adjusted EBITDA is expected to range between $4.386 and $4.466 billion, an adjusted EBITDA margin of 49%. This guidance represents a 190 basis-point year-over-year improvement to adjusted EBITDA margins due to operating leverage and power pass-through and includes a $139 million negative foreign currency impact when compared to prior guidance rates. AFFO is expected to range between $3.606 and $3.686 billion, an as-reported increase of 7 - 10% over the previous year, or a normalized and constant-currency increase of 9 - 12%. AFFO per share is expected to range between $36.69 and $37.51, an as-reported increase of 5 - 7% over the previous year, or a normalized and constant-currency increase of 7 - 9%. Total capital expenditures are expected to range between $3.222 and $3.472 billion. Non-recurring capital expenditures, including xScale-related capital expenditures, are expected to range between $2.985 and $3.215 billion, and recurring capital expenditures are expected to range between $237 and $257 million.
The U.S. dollar exchange rates used for 2025 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.07 to the Euro, $1.27 to the British Pound, S$1.37 to the U.S. Dollar, ¥157 to the U.S. Dollar, A$1.62 to the U.S. Dollar, HK$7.77 to the U.S. Dollar, R$6.17 to the U.S. Dollar and C$1.44 to the U.S. Dollar. The Q4 2024 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Hong Kong Dollar, Brazilian Real and Canadian Dollar is 20%, 10%, 9%, 5%, 4%, 3%, 2% and 2%, respectively.
The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property, and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.
FY 2024 Results Conference Call and Replay Information
Equinix will discuss its quarterly results for the period ended December 31, 2024, along with its future outlook, in its quarterly conference call on Wednesday, February 12, 2025, at 5:30 PM ET (2:30 PM PT). A simultaneous live webcast of the call will be available on the company’s Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.
A replay of the call will be available one hour after the call through Monday, March 31, 2025, by dialing 1-203-369-3354 and referencing the passcode 2025. In addition, the webcast will be available at www.equinix.com/investors (no password required).
Investor Presentation and Supplemental Financial Information
Equinix has made available on its website a presentation designed to accompany the discussion of Equinix’s results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.
Additional Resources
•Equinix Investor Relations Resources
About Equinix
Equinix (Nasdaq: EQIX) is the world’s digital infrastructure company®. Digital leaders harness Equinix's trusted platform to bring together and interconnect foundational infrastructure at software speed. Equinix enables organizations to access all the right places, partners and possibilities to scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value, while supporting their sustainability goals.

Non-GAAP Financial Measures
Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.
Equinix provides normalized and constant-currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.
Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents net income excluding income tax expense, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.
In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix’s current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix’s operating performance and cash spending levels relative to its industry sector and competitors.
Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of a data center, and do not reflect its current or future cash spending levels to support its business. Its data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of a data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions, and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix’s current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix also excludes restructuring charges. Such charges include employee severance, facility closure costs, lease or other contract termination costs and advisory fees related to the realignment of our management structure, operations or products. Equinix also excludes impairment charges related to goodwill or long-lived assets. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.
Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), both commonly used in the REIT industry, as supplemental performance measures. Additionally, Equinix presents AFFO per share, which is also commonly used in the REIT industry. AFFO per share offers investors and industry analysts a perspective of Equinix’s underlying operating performance when compared to other REIT companies. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.
Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix’s current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period’s operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX and xScale data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.
Equinix presents constant-currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix’s business performance. To present this information, Equinix’s current and comparative period revenues and certain operating expenses denominated in currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.
Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; stock price fluctuations; availability of power, increased costs to procure power and the general volatility in the global energy market; the challenges of acquiring, operating and constructing IBX and xScale data centers and developing, deploying and delivering Equinix products and solutions; delays related to the closing of any planned acquisitions subject to closing conditions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; risks related to regulatory inquiries or litigation; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Recurring revenues	$2,091	$2,059	$1,976	$8,184	$7,745
Non-recurring revenues	170	142	134	564	443
Revenues	2,261	2,201	2,110	8,748	8,188
Cost of revenues	1,196	1,098	1,092	4,467	4,228
Gross profit	1,065	1,103	1,018	4,281	3,960
Operating expenses:
Sales and marketing	209	237	217	891	855
General and administrative	451	434	449	1,766	1,654
Restructuring charges	31	—	—	31	—
Transaction costs	38	7	6	50	13
Impairment charges	233	—	—	233	—
Gain on asset sales	—	—	—	(18)	(5)
Total operating expenses	962	678	672	2,953	2,517
Income from operations	103	425	346	1,328	1,443
Interest and other income (expense):
Interest income	49	35	28	137	94
Interest expense	(126)	(117)	(103)	(457)	(402)
Other income (expense)	(11)	7	(1)	(17)	(11)
Loss on debt extinguishment	(15)	—	—	(16)	—
Total interest and other, net	(103)	(75)	(76)	(353)	(319)
Income before income taxes	—	350	270	975	1,124
Income tax expense	(14)	(54)	(43)	(161)	(155)
Net income (loss)	(14)	296	227	814	969
Net loss attributable to non-controlling interests	—	1	—	1	—
Net income (loss) attributable to common stockholders	$(14)	$297	$227	$815	$969
Earnings (loss) per share ("EPS") attributable to common stockholders:
Basic EPS	$(0.14)	$3.11	$2.41	$8.54	$10.35
Diluted EPS	$(0.14)	$3.10	$2.40	$8.50	$10.31
Weighted-average shares for basic EPS (in thousands)	96,849	95,394	94,268	95,457	93,615
Weighted-average shares for diluted EPS (in thousands)	96,849	95,731	94,667	95,827	94,009

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income (loss)	$(14)	$296	$227	$814	$969
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") gain (loss)	(757)	421	480	(772)	250
Net investment hedge CTA gain (loss)	279	(138)	(217)	295	(132)
Unrealized gain (loss) on cash flow hedges	26	(25)	(27)	32	(19)
Total other comprehensive income (loss), net of tax	(452)	258	236	(445)	99
Comprehensive income (loss), net of tax	(466)	554	463	369	1,068
Net loss attributable to non-controlling interests	—	1	—	1	—
Comprehensive income (loss) attributable to common stockholders	$(466)	$555	$463	$370	$1,068

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in millions, except headcount)
(unaudited)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$3,081	$2,096
Short-term investments	527	—
Accounts receivable, net	949	1,004
Other current assets	890	468
Total current assets	5,447	3,568
Property, plant and equipment, net	19,249	18,601
Operating lease right-of-use assets	1,419	1,449
Goodwill	5,504	5,737
Intangible assets, net	1,417	1,705
Other assets	2,049	1,591
Total assets	$35,085	$32,651
Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity
Accounts payable and accrued expenses	$1,193	$1,187
Accrued property, plant and equipment	387	398
Current portion of operating lease liabilities	144	131
Current portion of finance lease liabilities	189	138
Current portion of mortgage and loans payable	5	8
Current portion of senior notes	1,199	998
Other current liabilities	232	302
Total current liabilities	3,349	3,162
Operating lease liabilities, less current portion	1,331	1,331
Finance lease liabilities, less current portion	2,086	2,123
Mortgage and loans payable, less current portion	644	663
Senior notes, less current portion	13,363	12,062
Other liabilities	760	796
Total liabilities	21,533	20,137
Redeemable non-controlling interest	25	25
Common stockholders' equity:
Common stock	—	—
Additional paid-in capital	20,895	18,596
Treasury stock	(39)	(56)
Accumulated dividends	(10,342)	(8,695)
Accumulated other comprehensive loss	(1,735)	(1,290)
Retained earnings	4,749	3,934
Total common stockholders' equity	13,528	12,489
Non-controlling interests	(1)	—
Total stockholders' equity	13,527	12,489
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$35,085	$32,651

Ending headcount by geographic region is as follows:
Americas headcount	5,952	5,953
EMEA headcount	4,653	4,267
Asia-Pacific headcount	3,001	2,931
Total headcount	13,606	13,151

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in millions)
(unaudited)

	December 31, 2024	December 31, 2023

Finance lease liabilities	$2,275	$2,261

Term loans	628	642
Mortgage payable and other loans payable	21	29
Plus: debt issuance costs and debt discounts	—	1
Total mortgage and loans payable principal	649	672

Senior notes	14,562	13,060
Plus: debt issuance costs and debt discounts	123	108
Total senior notes principal	14,685	13,168

Total debt principal outstanding	$17,609	$16,101

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Cash flows from operating activities:
Net income (loss)	$(14)	$296	$227	$814	$969
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	502	494	462	2,011	1,844
Stock-based compensation	114	122	106	462	407
Amortization of debt issuance costs and debt discounts	5	5	4	20	19
Loss on debt extinguishment	15	—	—	16	—
Gain on asset sales	—	—	—	(18)	(5)
Impairment charges	233	—	—	233	—
Other items	(3)	23	17	51	60
Changes in operating assets and liabilities:
Accounts receivable	180	(12)	50	27	(150)
Income taxes, net	5	(17)	11	(9)	4
Accounts payable and accrued expenses	193	(102)	76	95	161
Operating lease right-of-use assets	33	41	22	150	139
Operating lease liabilities	(51)	(37)	(28)	(153)	(128)
Other assets and liabilities	(231)	(55)	52	(450)	(103)
Net cash provided by operating activities	981	758	999	3,249	3,217
Cash flows from investing activities:
Purchases, sales, and distributions of equity investments, net	(22)	(29)	(54)	(87)	(136)
Purchases of short-term investments	(70)	(450)	—	(520)	—
Real estate acquisitions	(50)	(162)	(231)	(337)	(384)
Purchases of other property, plant and equipment	(987)	(724)	(996)	(3,066)	(2,781)
Proceeds from asset sales	—	—	—	247	77
Settlement of foreign currency hedges	83	—	—	83	—
Investment in loan receivable	(65)	—	—	(261)	—
Loan receivable upfront fee	—	—	—	4	—
Net cash used in investing activities	(1,111)	(1,365)	(1,281)	(3,937)	(3,224)
Cash flows from financing activities:
Proceeds from employee equity awards	(1)	44	—	91	87
Contribution from non-controlling interest	—	4	—	4	25
Payment of dividend distributions	(413)	(413)	(403)	(1,643)	(1,375)
Proceeds from public offering of common stock, net of offering costs	697	976	433	1,673	734

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Proceeds from senior notes, net of debt discounts	1,244	780	—	2,768	902
Repayment of finance lease liabilities	(39)	(35)	(51)	(140)	(149)
Repayment of mortgage and loans payable	(1)	(2)	(1)	(7)	(6)
Repayment of senior notes	(1,000)	—	—	(1,000)	—
Debt issuance costs	(9)	(6)	—	(23)	(7)
Net cash provided by (used in) financing activities	478	1,348	(22)	1,723	211
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(42)	39	42	(49)	(16)
Net increase (decrease) in cash, cash equivalents, and restricted cash	306	780	(262)	986	188
Cash, cash equivalents and restricted cash at beginning of period	2,776	1,996	2,358	2,096	1,908
Cash, cash equivalents and restricted cash at end of period	$3,082	$2,776	$2,096	$3,082	$2,096
Supplemental cash flow information:
Cash paid for taxes	$21	$63	$27	$185	$153
Cash paid for interest, net of amounts capitalized	$173	$104	$129	$486	$445

Free cash flow (negative free cash flow) (1)	$(108)	$(578)	$(228)	$(601)	$129

Adjusted free cash flow (adjusted negative free cash flow) (2)	$(58)	$(416)	$3	$(264)	$513

(1)
We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$981	$758	$999	$3,249	$3,217
Net cash used in investing activities as presented above	(1,111)	(1,365)	(1,281)	(3,937)	(3,224)
Purchases, sales and maturities of investments, net	22	29	54	87	136
Free cash flow (negative free cash flow)	$(108)	$(578)	$(228)	$(601)	$129

(2)
We define adjusted free cash flow (adjusted negative free cash flow) as free cash flow (negative free cash flow) as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (negative free cash flow) as defined above	$(108)	$(578)	$(228)	$(601)	$129
Less real estate acquisitions	50	162	231	337	384
Adjusted free cash flow (adjusted negative free cash flow)	$(58)	$(416)	$3	$(264)	$513

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in millions)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Recurring revenues	$2,091	$2,059	$1,976	$8,184	$7,745
Non-recurring revenues	170	142	134	564	443
Revenues (1)	2,261	2,201	2,110	8,748	8,188

Cash cost of revenues (2)	821	732	757	2,983	2,870
Cash gross profit (3)	1,440	1,469	1,353	5,765	5,318

Cash operating expenses (4)(7):
Cash sales and marketing expenses (5)	136	162	146	596	565
Cash general and administrative expenses (6)	283	259	287	1,072	1,051
Total cash operating expenses (4)(7)	419	421	433	1,668	1,616

Adjusted EBITDA (8)	$1,021	$1,048	$920	$4,097	$3,702

Cash gross margins (9)	64%	67%	64%	66%	65%

Adjusted EBITDA margins(10)	45%	48%	44%	47%	45%

Adjusted EBITDA flow-through rate (11)	(45)%	29%	(31)%	71%	36%

FFO (12)	$302	$609	$525	$2,061	$2,130

AFFO (13)(14)	$770	$866	$691	$3,356	$3,019

Basic FFO per share (15)	$3.12	$6.38	$5.56	$21.59	$22.75

Diluted FFO per share (15)	$3.11	$6.36	$5.54	$21.51	$22.66

Basic AFFO per share (15)	$7.95	$9.08	$7.33	$35.16	$32.24

Diluted AFFO per share (15)	$7.92	$9.05	$7.30	$35.02	$32.11

		Three Months Ended			Twelve Months Ended
		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$626	$617	$610	$2,474	$2,364
	Interconnection	227	224	211	885	821
	Managed infrastructure	63	66	65	261	250
	Other	7	7	7	27	22
	Recurring revenues	923	914	893	3,647	3,457
	Non-recurring revenues	76	44	39	215	160
	Revenues	$999	$958	$932	$3,862	$3,617

	EMEA Revenues:

	Colocation	$577	$566	$541	$2,235	$2,112
	Interconnection	87	86	79	340	308
	Managed infrastructure	34	35	33	138	130
	Other	25	26	24	99	98
	Recurring revenues	723	713	677	2,812	2,648
	Non-recurring revenues	53	30	74	155	190
	Revenues	$776	$743	$751	$2,967	$2,838

	Asia-Pacific Revenues:

	Colocation	$345	$337	$318	$1,349	$1,289
	Interconnection	79	74	68	294	266
	Managed infrastructure	18	17	17	68	72
	Other	3	4	3	14	13
	Recurring revenues	445	432	406	1,725	1,640
	Non-recurring revenues	41	68	21	194	93
	Revenues	$486	$500	$427	$1,919	$1,733

	Worldwide Revenues:

	Colocation	$1,548	$1,520	$1,469	$6,058	$5,765
	Interconnection	393	384	358	1,519	1,395
	Managed infrastructure	115	118	115	467	452
	Other	35	37	34	140	133
	Recurring revenues	2,091	2,059	1,976	8,184	7,745
	Non-recurring revenues	170	142	134	564	443
	Revenues	$2,261	$2,201	$2,110	$8,748	$8,188

		Three Months Ended			Twelve Months Ended
		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$1,196	$1,098	$1,092	$4,467	$4,228
	Depreciation, amortization and accretion expense	(360)	(351)	(322)	(1,426)	(1,310)
	Stock-based compensation expense	(15)	(15)	(13)	(58)	(48)
	Cash cost of revenues	$821	$732	$757	$2,983	$2,870

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$326	$289	$263	$1,158	$1,047
	EMEA cash cost of revenues	316	270	326	1,190	1,199
	Asia-Pacific cash cost of revenues	179	173	168	635	624
	Cash cost of revenues	$821	$732	$757	$2,983	$2,870

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)	We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$660	$671	$666	$2,657	$2,509
	Depreciation and amortization expense	(142)	(143)	(140)	(585)	(534)
	Stock-based compensation expense	(99)	(107)	(93)	(404)	(359)
	Cash operating expense	$419	$421	$433	$1,668	$1,616

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$209	$237	$217	$891	$855
	Depreciation and amortization expense	(50)	(50)	(51)	(201)	(204)
	Stock-based compensation expense	(23)	(25)	(20)	(94)	(86)
	Cash sales and marketing expense	$136	$162	$146	$596	$565

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$451	$434	$449	$1,766	$1,654
	Depreciation and amortization expense	(92)	(93)	(89)	(384)	(330)

		Three Months Ended			Twelve Months Ended
		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	Stock-based compensation expense	(76)	(82)	(73)	(310)	(273)
	Cash general and administrative expenses	$283	$259	$287	$1,072	$1,051

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$251	$242	$257	$994	$954
	EMEA cash SG&A	106	101	105	400	388
	Asia-Pacific cash SG&A	62	78	71	274	274
	Cash SG&A	$419	$421	$433	$1,668	$1,616

(8)
We define adjusted EBITDA as net income excluding income tax expense, interest income, interest expense, other income or expense, loss on debt extinguishment , depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs, and gain on asset sales as presented below:

	Net income (loss)	$(14)	$296	$227	$814	$969
	Income tax expense	14	54	43	161	155
	Interest income	(49)	(35)	(28)	(137)	(94)
	Interest expense	126	117	103	457	402
	Other expense (income)	11	(7)	1	17	11
	Loss on debt extinguishment	15	—	—	16	—
	Depreciation, amortization and accretion expense	502	494	462	2,011	1,844
	Stock-based compensation expense	114	122	106	462	407
	Restructuring charges	31	—	—	31	—
	Impairment charges	233	—	—	233	—
	Transaction costs	38	7	6	50	13
	Gain on asset sales	—	—	—	(18)	(5)
	Adjusted EBITDA	$1,021	$1,048	$920	$4,097	$3,702

	The geographic split of our adjusted EBITDA is presented below:

	Americas net income (loss)	$32	$(126)	$57	$(140)	$13
	Americas income tax expense (benefit)	(105)	55	(89)	42	23
	Americas interest income	(39)	(28)	(20)	(101)	(72)
	Americas interest expense	86	89	87	355	342
	Americas other expense (income)	(101)	77	51	(66)	24
	Americas loss on debt extinguishment	15	—	—	15	—
	Americas depreciation, amortization and accretion expense	274	273	251	1,121	1,000
	Americas stock-based compensation expense	75	82	71	307	272

		Three Months Ended			Twelve Months Ended
		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	Americas restructuring charges	21	—	—	21	—
	Americas impairment charges	127	—	—	127	—
	Americas transaction costs	37	5	3	46	8
	Americas (gain) loss on asset sales	—	—	—	(18)	4
	Americas adjusted EBITDA	$422	$427	$411	$1,709	$1,614

	EMEA net income	$26	$288	$174	$605	$651
	EMEA income tax expense (benefit)	21	(1)	49	21	49
	EMEA interest income	(6)	(4)	(4)	(21)	(13)
	EMEA interest expense	26	17	5	56	18
	EMEA other expense (income)	104	(81)	(54)	69	(31)
	EMEA depreciation, amortization and accretion expense	133	128	125	527	499
	EMEA stock-based compensation expense	24	23	21	92	83
	EMEA restructuring charges	6	—	—	6	—
	EMEA impairment charges	19	—	—	19	—
	EMEA transaction costs	1	2	3	4	4
	EMEA gain on asset sales	—	—	—	—	(9)
	EMEA adjusted EBITDA	$354	$372	$319	$1,378	$1,251

	Asia-Pacific net income (loss)	$(72)	$134	$(4)	$349	$305
	Asia-Pacific income tax expense	98	—	83	98	83
	Asia-Pacific interest income	(4)	(3)	(4)	(15)	(9)
	Asia-Pacific interest expense	14	11	11	46	42
	Asia-Pacific other expense (income)	8	(3)	4	14	18
	Asia-Pacific loss on debt extinguishment	—	—	—	1	—
	Asia-Pacific depreciation, amortization and accretion expense	95	93	86	363	345
	Asia-Pacific stock-based compensation expense	15	17	14	63	52
	Asia-Pacific restructuring charges	4	—	—	4	—
	Asia-Pacific impairment charges	87	—	—	87	—
	Asia-Pacific transaction costs	—	—	—	—	1
	Asia-Pacific adjusted EBITDA	$245	$249	$190	$1,010	$837

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region are presented below:

	Americas cash gross margins	67%	70%	72%	70%	71%
	EMEA cash gross margins	59%	64%	57%	60%	58%
	Asia-Pacific cash gross margins	63%	65%	61%	67%	64%

		Three Months Ended			Twelve Months Ended
		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	42%	45%	44%	44%	45%
	EMEA adjusted EBITDA margins	46%	50%	43%	46%	44%
	Asia-Pacific adjusted EBITDA margins	50%	50%	44%	53%	48%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follow:

	Adjusted EBITDA - current period	$1,021	$1,048	$920	$4,097	$3,702
	Less adjusted EBITDA - prior period	(1,048)	(1,036)	(936)	(3,702)	(3,370)
	Adjusted EBITDA growth	$(27)	$12	$(16)	$395	$332

	Revenues - current period	$2,261	$2,201	$2,110	$8,748	$8,188
	Less revenues - prior period	(2,201)	(2,159)	(2,061)	(8,188)	(7,263)
	Revenue growth	$60	$42	$49	$560	$925

	Adjusted EBITDA flow-through rate	(45)%	29%	(31)%	71%	36%

(12)	FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	Net income (loss)	$(14)	$296	$227	$814	$969
	Net loss attributable to non-controlling interests	—	1	—	1	—
	Net (income) loss attributable to non-controlling interests	(14)	297	227	815	969
	Adjustments:
	Real estate depreciation	309	308	290	1,239	1,143
	(Gain) loss on disposition of real estate property	(1)	(3)	2	(20)	1
	Adjustments for FFO from unconsolidated joint ventures	8	7	6	27	17
	FFO attributable to common stockholders	$302	$609	$525	$2,061	$2,130

(13)	AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

		Three Months Ended			Twelve Months Ended
		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	FFO attributable to common stockholders	$302	$609	$525	$2,061	$2,130
	Adjustments:
	Installation revenue adjustment	(1)	(1)	1	(4)	4
	Straight-line rent expense adjustment	(18)	4	(6)	(3)	12
	Contract cost adjustment	(11)	(6)	(16)	(27)	(47)
	Amortization of deferred financing costs and debt discounts	5	5	4	20	19
	Stock-based compensation expense	114	122	106	462	407
	Stock-based charitable contributions	—	—	—	3	3
	Non-real estate depreciation expense	136	136	121	562	494
	Amortization expense	53	52	52	208	208
	Accretion expense adjustment	4	(2)	(1)	2	(1)
	Recurring capital expenditures	(115)	(69)	(105)	(250)	(219)
	Loss on debt extinguishment	15	—	—	16	—
	Restructuring charges	31	—	—	31	—
	Transaction costs	38	7	6	50	13
	Impairment charges	233	—	—	233	2
	Income tax expense adjustment	(16)	10	1	(2)	(12)
	Adjustments for AFFO from unconsolidated joint ventures	—	(1)	3	(6)	6
	AFFO attributable to common stockholders	$770	$866	$691	$3,356	$3,019

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$1,021	$1,048	$920	$4,097	$3,702
	Adjustments:
	Interest expense, net of interest income	(77)	(82)	(75)	(320)	(308)
	Amortization of deferred financing costs and debt discounts	5	5	4	20	19
	Income tax expense	(14)	(54)	(43)	(161)	(155)
	Income tax expense adjustment	(16)	10	1	(2)	(12)
	Straight-line rent expense adjustment	(18)	4	(6)	(3)	12
	Stock-based charitable contributions	—	—	—	3	3
	Contract cost adjustment	(11)	(6)	(16)	(27)	(47)
	Installation revenue adjustment	(1)	(1)	1	(4)	4
	Recurring capital expenditures	(115)	(69)	(105)	(250)	(219)
	Other income (expense)	(11)	7	(1)	(17)	(11)

		Three Months Ended			Twelve Months Ended
		December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
	(Gain) loss on disposition of real estate property	(1)	(3)	2	(20)	1
	Adjustments for unconsolidated JVs' and non-controlling interests	8	7	9	22	23
	Adjustments for impairment charges	—	—	—	—	2
	Adjustment for gain on asset sales	—	—	—	18	5
	AFFO attributable to common stockholders	$770	$866	$691	$3,356	$3,019

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to common stockholders is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share (in thousands)	96,849	95,394	94,268	95,457	93,615
	Effect of dilutive securities:
	Employee equity awards (in thousands)	404	337	399	370	394
	Shares used in computing diluted net income per share, FFO per share and AFFO per share (in thousands)	97,253	95,731	94,667	95,827	94,009

	Basic FFO per share	$3.12	$6.38	$5.56	$21.59	$22.75
	Diluted FFO per share	$3.11	$6.36	$5.54	$21.51	$22.66

	Basic AFFO per share	$7.95	$9.08	$7.33	$35.16	$32.24
	Diluted AFFO per share	$7.92	$9.05	$7.30	$35.02	$32.11